Exhibit 99.1

Northern Lights Acquisition Corp. Announces Entering into a Business Combination Agreement with Safe Harbor Financial, the Leading Provider of Financial Services and Access to Banking Solutions for the U.S. Cannabis Industry

-	Transaction advances Safe Harbor’s mission to be the leading provider of compliant and reliable access to banking and financing solutions for the U.S. cannabis industry

-	One of the first cannabis-focused commercial lending platforms with an actionable pipeline of over $300 million in near term opportunities with proven multi-state and single-state operators

-	Tenured management team led by banking and cannabis industry pioneer, Founder and CEO Sundie Seefried

-	Estimated post-transaction equity value of the post-closing company will be $327 million with a fully committed $60 million PIPE from leading institutional investors

New York, NY and Arvada, CO, February 14, 2022 — Northern Lights Acquisition Corp. (NASDAQ: “NLIT”) (“Northern Lights”), a special purpose acquisition corporation and SHF, LLC dba Safe Harbor Financial (“Safe Harbor” or the “Company”), the leading cannabis-focused financial services provider offering reliable access to banking and financing solutions for the cannabis industry, announced today the signing of a definitive business combination agreement that will result in Northern Lights’ acquisition of Safe Harbor from a subsidiary of Partner Colorado Credit Union, a Colorado-chartered credit union based in Arvada, Colorado (“PCCU”). Upon the closing of the transaction, Northern Lights and Safe Harbor will be led by Sundie Seefried, Founder and Chief Executive Officer of Safe Harbor. The boards of directors and managers of Northern Lights, PCCU, and Safe Harbor have unanimously approved the proposed business combination.

Established in 2015 by PCCU, Safe Harbor was formed to provide an unmet need – compliant access to banking and financial services for the rapidly growing U.S. cannabis industry. Over the past seven years, Safe Harbor has grown to nearly 600 accounts spanning 20 states. Additionally, Safe Harbor has processed over $11 billion in transactions with $4 billion in 2021 and has grown deposits at a 73% CAGR since inception. As legislative reform unfolds in the U.S., Safe Harbor’s platform is uniquely positioned to continue as the trusted, leading standard for cannabis financial services.

The regulated U.S. cannabis market currently consists of more than 70,000 cannabis-related businesses (“CRBs”), with sales that are expected to double to over $46 billion by 2025. Despite this rapid growth, there remains limited access to reliable cannabis financing and banking solutions caused by conflicting state and federal laws, unclear banking guidelines, and a lack of “safe harbor policy” for financial institutions. These dynamics have weighed heavily on cannabis-related companies, which currently operate without effective cash management solutions or traditional commercial financing options.

Safe Harbor addresses these challenges with its industry-leading financial services and commercial lending platform, providing its clients with increased safety and security through access to normalized banking and cash management. Through its proprietary risk management and compliance program, Safe Harbor operates under regulations promulgated under the Bank Secrecy Act (“BSA”) and additional FinCEN guidance, as demonstrated by passing 15 state and federal examinations since inception.

To help cannabis operators overcome their historic reliance on expensive, non-traditional forms of capital, Safe Harbor launched one of the first commercial cannabis lending platforms in late 2021. Since initiating the program, Safe Harbor has an actionable pipeline of over $300 million from both its existing and new clients. With its low cost of capital advantage, underpinned by industry-leading compliance and underwriting, Safe Harbor offers competitive rates with flexible structure and collateral packages ushering in a new wave of commercial capital for the cannabis industry.

Management Comments

“Safe Harbor is the most compelling investment opportunity we have encountered in the cannabis industry as both operators and investors. Safe Harbor is one of the only multi-state financial service organizations to successfully navigate the highly regulated cannabis banking industry, providing services that operators in other industries take for granted,” noted John Darwin and Joshua Mann, Co-CEOs of Northern Lights, both of whom will remain on Northern Lights’ Board of Directors upon completion of the transaction. “Setting the gold standard for regulatory compliance, as well as providing access to growth capital across the entire cannabis value chain, Safe Harbor is uniquely positioned to scale. We are confident that our collective experience in the cannabis industry and strong pipeline of lending opportunities are complementary to the incredible business Sundie and her team have established.”

Sundie Seefried, Chief Executive Officer of Safe Harbor, stated, “The acquisition by Northern Lights will allow Safe Harbor to advance its efforts to remain the premier cannabis financial services provider. Over the last seven years, our team has pioneered what many consider to be the industry standard cannabis banking platform by establishing strong internal processes and controls, and by complying with rigorous state and federal banking guidelines. Through the SPAC transaction, we believe Safe Harbor will be well-positioned to expand its suite of financial services for our existing and new clients and continue to support the growth of the cannabis industry at a very high level. Our goal is to become a ‘one-stop-shop’ for cannabis business financial needs.”

Transaction Overview

Northern Lights will acquire Safe Harbor, a subsidiary of PCCU for a total of $185 million, of which $70 million will be paid in cash and $115 million in shares of Northern Lights Class A common stock. The estimated post-transaction equity value of the Company will be approximately $327 million, assuming no redemptions by the stockholders of Northern Lights. The transaction will provide up to $107 million of gross proceeds (assuming no redemptions), including $117 million from Northern Lights’ cash-in-trust and a fully committed $60 million PIPE from institutional investors.

The transaction is subject to approval by the stockholders of Northern Lights and other customary closing conditions. Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Northern Lights with the Securities and Exchange Commission, and will be available at www.sec.gov.

About Safe Harbor Financial

Safe Harbor is one of the first financial services providers to offer reliable access to banking solutions for cannabis, hemp, CBD, and ancillary operators, making communities safer, driving growth in local economies, and fostering long-term partnerships. Safe Harbor, through its partners, serves the regulated cannabis industry and implements the highest standard of accountability, transparency, monitoring, reporting, and risk mitigation measures while meeting BSA obligations in line with FinCEN guidance on CRBs. Over the past seven years, Safe Harbor has processed over $11 billion in transactions with operations spanning 20 states with regulated cannabis markets. For more information, visit www.shfinancial.org.

About Northern Lights Acquisition Corp.

Northern Lights is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. For more information, visit northernlightsacquisitioncorp.com.

About NLIT Sponsor

The Sponsor is an affiliate of Luminous Capital Inc. (“Luminous”), a U.S. and Canadian-based private equity firm with a team of industry experts that have managed operations from concept to public company exit, raised and deployed institutional capital, and held board seats on multiple private and public cannabis companies. For more information, visit www.luminouscapitalinc.com.

Advisors

EF Hutton, division of Benchmark Investments, LLC, is serving as placement agent and capital markets adviser. Nelson Mullins Riley & Scarborough LLP is serving as legal advisor to Northern Lights. Donald T. Emmi, Esq. and David Waller, Esq. are serving as legal advisors to Safe Harbor and PCCU. KCSA Strategic Communications is serving as public relations and investor relations advisor.

Cautionary Statement Regarding Forward Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may include, but are not limited to, statements with respect to (i) trends in the cannabis industry, including changes in U.S and state laws, rules, regulations and guidance relating to Safe Harbor’s services; (ii) Safe Harbor’s growth prospects and Safe Harbor’s market size; (iii) Safe Harbor’s projected financial and operational performance, including relative to its competitors; (iv) new product and service offerings Safe Harbor may introduce in the future; (v) the potential transaction, including the implied enterprise value, the expected post-closing ownership structure and the likelihood and ability of the parties to successfully consummate the potential transaction; (vi) the risk that the proposed business combination may not be completed in a timely manner or at all, which may adversely affect the price of Northern Lights’ securities; (vii) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval of the proposed business combination by the stockholders of Northern Lights; (viii) the effect of the announcement or pendency of the proposed business combination on Northern Lights’ or Safe Harbor’s business relationships, performance, and business generally; (ix) the outcome of any legal proceedings that may be instituted against Northern Lights or Safe Harbor related to the definitive unit purchase agreement or the proposed business combination; (x) the ability to maintain the listing of Northern Lights’ securities on the Nasdaq Capital Market; (xi) the price of Northern Lights’ securities, including volatility resulting from changes in the competitive and highly regulated industry in which Safe Harbor plans to operate, variations in performance across competitors, changes in laws and regulations affecting Safe Harbor’s business and changes in the combined capital structure; (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities; and (xiii) other statements regarding Safe Harbor’s and Northern Lights’ expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “outlook,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject, are subject to risks and uncertainties. You should carefully consider the risks and uncertainties described in the “Risk Factors” section of Northern Lights’ registration statement on Form S-1, any proxy statement relating to the transaction, which is expected to be filed by Northern Lights with the SEC, other documents filed by Northern Lights from time to time with SEC, and any risk factors made available to you in connection with Northern Lights, Safe Harbor, and the transaction. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond the control of Safe Harbor and Northern Lights), and other assumptions, that may cause the actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

Additional Information about the Business Combination and Where to Find It

The proposed business combination will be submitted to the stockholders of Northern Lights for their consideration. Northern Lights intends to file a preliminary proxy statement on Schedule 14A (the “Preliminary Proxy Statement”) with the SEC to be distributed to the stockholders of Northern Lights in connection with Northern Lights’ solicitation for proxies for the vote by the stockholders of Northern Lights connection with the proposed business combination and other matters as described in the Preliminary Proxy Statement. After the Preliminary Proxy Statement has been filed and cleared for dissemination by the SEC, Northern Lights will mail a definitive proxy statement (the “Definitive Proxy Statement”) and other relevant documents to its stockholders as of the record date established for voting on the proposed business combination. Before making any voting decision, the stockholders of Northern Lights and other interested persons are advised to read, once available, the Preliminary Proxy Statement and any amendments thereto and, once available, the Definitive Proxy Statement, along with all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination and Northern Lights’ solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed business combination, because these documents will contain important information about Northern Lights, Safe Harbor, and the proposed business combination. Stockholders will be able to obtain free copies of the Preliminary or Definitive Proxy Statement, once available, as well as other documents filed with the SEC regarding the proposed business combination and other documents filed with the SEC by Northern Lights, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Northern Lights Acquisition Corporation, 10 East 53rd Street, Suite 3001, New York, NY, 10022.

No Offer or Solicitation

This press release relates to a proposed business combination between Northern Lights and Safe Harbor and does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Investor Relations Contact:

KCSA Strategic Communications

Adam Holdsworth

safeharbor@kcsa.com

Public Relations Contacts:

KCSA Strategic Communications

Joshua Greenwald / Anu Kher

safeharbor@kcsa.com